NEWS RELEASE
ROB FREDERICK	SUE PERRAM
VICE PRESIDENT	DIRECTOR
CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
502-774-7707	502-774-6862

BROWN-FORMAN REPORTS CONTINUED MOMENTUM
WITH STRONG FIRST QUARTER FISCAL 2023 RESULTS
Louisville, KY, August 31, 2022 - Brown-Forman Corporation (NYSE: BFA, BFB) reported financial results for its first quarter of fiscal 2023 with reported net sales1 increasing 11% to $1.0 billion (+17% on an organic basis2) compared to the same prior-year period. In the quarter, reported operating income increased 19% to $343 million (+32% on an organic basis) and diluted earnings per share increased 30% to $0.52.
Lawson Whiting, Brown-Forman’s President and Chief Executive Officer stated, “Building on our exceptional fiscal 2022 results, Brown-Forman is off to a great start in fiscal 2023. Our strong strategic position, premium portfolio, continued innovation, and investment behind our brands have once again delivered double-digit revenue growth. While there is continued uncertainty in the market, I remain optimistic we can continue this momentum and deliver on both short- and long-term growth ambitions.”

First Quarter of Fiscal 2023 Highlights
•Reported net sales grew 11% (+17% organic) and were positively impacted by an estimated net increase in distributor inventories.
◦The Jack Daniel’s family of brands3 delivered 11% reported net sales growth (+19% organic), driven by 10% reported net sales growth (+21% organic) from Jack Daniel’s Tennessee Whiskey.
◦Woodford Reserve grew reported net sales 38% (+39% organic).
◦Ready-to-Drink3 (RTD) was fueled by Jack Daniel’s RTDs and New Mix with reported net sales growth of 17% (+21% organic).
◦All geographic clusters and the Travel Retail3 channel benefited from strong growth.
•Reported gross margin expanded 80 basis points.
•Marketing investment increased 23% (+28% organic).

First Quarter of Fiscal 2023 Brand Results
•The Jack Daniel’s family of brands delivered double-digit reported net sales growth of 11% (+19% organic) led by Jack Daniel’s Tennessee Whiskey, reflecting strong demand and higher prices in emerging markets, developed international markets, and the Travel Retail channel. An estimated net increase in distributor inventories positively impacted reported net sales. This growth was partially offset by the negative effect of foreign exchange. Continued consumer desire for flavor drove gains in

Jack Daniel’s Tennessee Honey, Jack Daniel’s RTDs, and Jack Daniel’s Tennessee Fire. Innovation also contributed to net sales growth with the introduction of the Jack Daniel’s Bonded series.
•Premium bourbons3, propelled by Woodford Reserve and Old Forester, delivered 35% reported net sales growth (+36% organic) driven by higher volumes in the United States. An estimated increase in distributor inventories positively impacted Woodford Reserve’s and Old Forester’s reported net sales.
•Ready-to-Drink beverages delivered double-digit reported net sales growth. Consumer preference for convenience spurred Jack Daniel’s RTDs/Ready-to-Pours (RTPs) as reported net sales grew 12% (+17% organic) driven by Australia and Germany. New Mix grew reported net sales 44% (+41% organic) fueled by growth in Mexico as we gained market share in the RTD category.
•Herradura’s reported net sales declined 4% (-5% organic) due to cycling significant growth during the same prior-year period in the United States and the current year impact of supply chain challenges.

First Quarter of Fiscal 2023 Market Results
•All geographic clusters and the Travel Retail channel benefited from strong reported net sales growth driven by higher volumes. This growth was partially offset by foreign exchange headwinds. An estimated net increase in distributor inventories positively impacted reported net sales.
•Reported net sales in the United States grew 7% (+7% organic) with volumetric gains of Woodford Reserve, Jack Daniel’s Tennessee Honey, and Jack Daniel’s Tennessee Fire. These gains were partially offset by lower volumes for Jack Daniel’s Tennessee Whiskey and Korbel California Champagne due to strong comparisons in the same period last year.
•Developed International3 markets experienced recovery of the on-trade channel and the return of travel and tourism as reported net sales increased 9% (+19% organic) due to volumetric growth from Jack Daniel’s Tennessee Whiskey and Jack Daniel’s RTDs. Reported net sales growth in developed international markets was led by Australia, Germany, and Spain.
•Emerging3 markets reported net sales increased 17% (+34% organic) reflecting the growth of Jack Daniel’s Tennessee Whiskey in Sub-Saharan Africa, Brazil, and Chile, as well as New Mix in Mexico.
•The Travel Retail channel surged with reported net sales growth of 77% (+85% organic) driven primarily by higher volumes across much of the portfolio as travel continued to rebound.

First Quarter of Fiscal 2023 Other P&L Items
•Reported gross profit increased 13% (+21% organic). Gross margin expanded 80 basis points to 61.8%, driven primarily by favorable price/mix and the removal of the EU and U.K. tariffs on American whiskey, partially offset by the negative effect of foreign exchange, higher costs related to supply chain disruptions, and input cost inflation.
•Reported advertising expense grew 23% (+28% organic) driven by increased marketing investment in the United States to support Jack Daniel’s Tennessee Whiskey, Herradura, the launch of the Jack Daniel’s Bonded series, and Woodford Reserve. Reported selling, general, and administrative expenses increased 4% (+7% organic), largely driven by higher compensation-related expenses.
•The company’s reported operating income increased by 19% (+32% organic).
•Earnings per share increased 30.0% to $0.52 driven by the increase in reported operating income and the benefit of a lower effective tax rate.
First Quarter of Fiscal 2023 Financial Stewardship
•On July 28, 2022, the Brown-Forman Board of Directors declared a regular quarterly cash dividend of $0.1885 cents per share on its Class A and Class B common stock. The dividend is payable on October 3, 2022, to stockholders of record on September 6, 2022. Brown-Forman has paid regular quarterly cash dividends for 78 consecutive years and has increased the regular cash dividend for 38 consecutive years.
Fiscal Year 2023 Outlook
The company anticipates continued growth in fiscal 2023 despite global macroeconomic and geopolitical uncertainties. Accordingly, we reiterate our guidance and continue to expect the following in fiscal 2023:
•With the strength of our portfolio of brands and strong consumer demand, we expect organic net sales growth in the mid-single digit range.
•Considering the net effect of inflation and the removal of the EU and U.K. tariffs on American whiskey, we project reported gross margin to increase slightly.
•Based on the above expectations, we anticipate mid-single digit organic operating income growth.
•We expect our fiscal 2023 effective tax rate to be in the range of approximately 22% to 23%.
•Capital expenditures are planned to be in the range of $190 to $210 million.

Conference Call Details
Brown-Forman will host a conference call to discuss these results at 10:00 a.m. (ET) today. A live audio broadcast of the conference call, and the accompanying presentation slides, will be available via Brown-Forman’s website, brown-forman.com, through a link to “Investors/Events & Presentations.” A digital audio recording of the conference call and the presentation slides will also be posted on the website and will be available for at least 30 days following the conference call.

For over 150 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s Tennessee RTDs, Jack Daniel’s Tennessee Honey, Jack Daniel’s Tennessee Fire, Jack Daniel’s Tennessee Apple, Gentleman Jack, Jack Daniel’s Single Barrel, Woodford Reserve, Old Forester, Coopers’ Craft, The GlenDronach, Benriach, Glenglassaugh, Slane, Herradura, el Jimador, New Mix, Korbel, Sonoma-Cutrer, Finlandia, Chambord, and Fords Gin. Brown-Forman’s brands are supported by approximately 5,200 employees globally and sold in more than 170 countries worldwide. For more information about the company, please visit brown-forman.com.

Important Information on Forward-Looking Statements:
This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “can,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” “would,” and similar words indicate forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties, and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:
•Our substantial dependence upon the continued growth of the Jack Daniel’s family of brands
•Substantial competition from new entrants, consolidations by competitors and retailers, and other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing, or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks
•Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher fixed costs
•Disruption of our distribution network or inventory fluctuations in our products by distributors, wholesalers, or retailers
•Changes in consumer preferences, consumption, or purchase patterns – particularly away from larger producers in favor of small distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; further legalization of marijuana; shifts in consumer purchase practices; bar, restaurant, travel, or other on-premise declines; shifts in demographic or health and wellness trends; or unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation
•Production facility, aging warehouse, or supply chain disruption
•Imprecision in supply/demand forecasting
•Higher costs, lower quality, or unavailability of energy, water, raw materials, product ingredients, or labor
•Impact of health epidemics and pandemics, including the COVID-19 pandemic, and the risk of the resulting negative economic impacts and related governmental actions
•Unfavorable global or regional economic conditions, particularly related to the COVID-19 pandemic, and related economic slowdowns or recessions, low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations
•Product recalls or other product liability claims, product tampering, contamination, or quality issues
•Negative publicity related to our company, products, brands, marketing, executive leadership, employees, Board of Directors, family stockholders, operations, business performance, or prospects
•Failure to attract or retain key executive or employee talent
•Risks associated with acquisitions, dispositions, business partnerships, or investments – such as acquisition integration, termination difficulties or costs, or impairment in recorded value
•Risks associated with being a U.S.-based company with a global business, including commercial, political, and financial risks; local labor policies and conditions; protectionist trade policies, or economic or trade sanctions, including additional retaliatory tariffs on American whiskeys and the effectiveness of our actions to mitigate the negative impact on our margins, sales, and distributors; compliance with local trade practices and other regulations; terrorism; and health pandemics
•Failure to comply with anti-corruption laws, trade sanctions and restrictions, or similar laws or regulations
•Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar
•Changes in laws, regulatory measures, or governmental policies – especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products
•Tax rate changes (including excise, corporate, sales or value-added taxes, property taxes, payroll taxes, import and export duties, and tariffs) or changes in related reserves, changes in tax rules or accounting standards, and the unpredictability and suddenness with which they can occur
•Decline in the social acceptability of beverage alcohol in significant markets
•Significant additional labeling or warning requirements or limitations on availability of our beverage alcohol products
•Counterfeiting and inadequate protection of our intellectual property rights
•Significant legal disputes and proceedings, or government investigations
•Cyber breach or failure or corruption of our key information technology systems or those of our suppliers, customers, or direct and indirect business partners, or failure to comply with personal data protection laws
•Our status as a family “controlled company” under New York Stock Exchange rules, and our dual-class share structure
For further information on these and other risks, please refer to our public filings, including the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2021 and 2022
(Dollars in millions, except per share amounts)

	2021	2022	Change

Net sales	$906	$1,007	11%
Cost of sales	353	385	9%
Gross profit	553	622	13%
Advertising expenses	90	110	23%
Selling, general, and administrative expenses	168	175	4%
Other expense (income), net	6	(6)
Operating income	289	343	19%
Interest expense, net	20	17
Income before income taxes	269	326	22%
Income taxes	77	77
Net income	$192	$249	30%

Earnings per share:
Basic	$0.40	$0.52	30%
Diluted	$0.40	$0.52	30%

Gross margin	61.0%	61.8%
Operating margin	31.9%	34.0%

Effective tax rate	28.5%	23.6%

Cash dividends paid per common share	$0.1795	$0.1885

Shares (in thousands) used in the
calculation of earnings per share
Basic	478,793	479,079
Diluted	480,718	480,444

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2022	July 31, 2022
Assets:
Cash and cash equivalents	$868	$899
Accounts receivable, net	813	841
Inventories	1,818	1,912
Other current assets	277	271
Total current assets	3,776	3,923

Property, plant, and equipment, net	875	880
Goodwill	761	756
Other intangible assets	586	578
Other assets	375	384
Total assets	$6,373	$6,521

Liabilities:
Accounts payable and accrued expenses	$703	$644
Dividends payable	—	90
Accrued income taxes	81	126
Current portion of long-term debt	250	250
Total current liabilities	1,034	1,110

Long-term debt	2,019	1,998
Deferred income taxes	219	236
Accrued postretirement benefits	183	183
Other liabilities	181	187
Total liabilities	3,636	3,714

Stockholders’ equity	2,737	2,807

Total liabilities and stockholders’ equity	$6,373	$6,521

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2021 and 2022
(Dollars in millions)

	2021	2022

Cash provided by operating activities	$185	$173

Cash flows from investing activities:
Additions to property, plant, and equipment	(14)	(33)
Other	(1)	(1)
Cash provided by (used for) investing activities	(15)	(34)

Cash flows from financing activities:
Net change in short-term borrowings	(50)	—
Dividends paid	(86)	(90)
Other	(5)	(4)
Cash used for financing activities	(141)	(94)

Effect of exchange rate changes	(7)	(14)

Net increase (decrease) in cash, cash equivalents, and restricted cash	22	31

Cash, cash equivalents, and restricted cash at beginning of period	1,150	874

Cash, cash equivalents, and restricted cash at end of period	1,172	905
Less: Restricted cash at end of period	—	(6)
Cash and cash equivalents at end of period	$1,172	$899

Schedule A

Brown-Forman Corporation
Supplemental Statement of Operations Information (Unaudited)

	Three Months Ended	Fiscal Year Ended
	July 31, 2022	April 30, 2022

Reported change in net sales	11%	14%
Acquisitions and divestitures	—%	2%
Foreign exchange	6%	2%
Organic change in net sales[2]	17%	17%

Reported change in gross profit	13%	14%
Acquisitions and divestitures	—%	1%
Foreign exchange	8%	3%
Organic change in gross profit[2]	21%	17%

Reported change in advertising expenses	23%	10%
Foreign exchange	6%	2%
Organic change in advertising expenses[2]	28%	11%

Reported change in SG&A	4%	3%
Foundation	—%	3%
Foreign exchange	3%	1%
Organic change in SG&A2	7%	7%

Reported change in operating income	19%	3%
Acquisitions and divestitures	—%	14%
Foundation	—%	(2)%
Impairment Charges	(2)%	6%
Foreign exchange	16%	6%
Organic change in operating income[2]	32%	27%

Note: Totals may differ due to rounding to match the format of other schedules
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Three Months Ended July 31, 2022

Brand[3]	Supplemental Information -Depletions[3]		Shipments		Net Sales % Change vs. Prior Year Period
	9-Liter (Millions)	% Change vs. Prior Year Period	9-Liter (Millions)	% Change vs. Prior Year Period	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
Whiskey	5.2	8%	5.5	16%	15%	—%	7%	22%
JDTW	3.6	11%	3.8	16%	10%	—%	11%	21%
JDTH	0.5	(9)%	0.5	10%	26%	—%	(9)%	16%
Gentleman Jack	0.2	(1)%	0.2	12%	8%	—%	9%	17%
JDTF	0.2	15%	0.2	33%	35%	—%	5%	41%
JDTA	0.2	(11)%	0.2	(24)%	(29)%	—%	6%	(22)%
Woodford Reserve	0.4	12%	0.4	30%	38%	—%	1%	39%
Old Forester	0.1	1%	0.1	18%	22%	—%	—%	22%
Rest of Whiskey	0.2	40%	0.1	40%	19%	1%	8%	28%
Ready-to-drink	5.4	23%	6.4	16%	17%	—%	4%	21%
JD RTD/RTP	3.0	17%	4.1	9%	12%	—%	5%	17%
New Mix	2.3	32%	2.3	32%	44%	—%	(3)%	41%
Tequila	0.6	(1)%	0.6	(8)%	(4)%	—%	—%	(3)%
Herradura	0.1	(20)%	0.2	(16)%	(4)%	—%	—%	(5)%
el Jimador	0.4	8%	0.4	2%	3%	—%	1%	4%
Wine	0.4	(10)%	0.4	(22)%	(13)%	—%	—%	(12)%
Vodka (Finlandia)	0.6	19%	0.6	10%	(10)%	—%	13%	3%
Rest of Portfolio	0.1	3%	0.2	20%	21%	—%	8%	29%
Non-branded and bulk	NM	NM	NM	NM	7%	23%	1%	32%
Total Portfolio	12.4	13%	13.7	13%	11%	—%	6%	17%
Other Brand Aggregations
Jack Daniel's Family of Brands	7.8	11%	9.0	12%	11%	—%	8%	19%
American Whiskey	5.2	8%	5.5	16%	15%	—%	7%	22%
Premium Bourbons	0.5	9%	0.6	27%	35%	—%	1%	36%
See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule C
Brown-Forman Corporation
Supplemental Geographic Information (Unaudited)
Three Months Ended July 31, 2022

	% Change vs. Prior-Year Period
Geographic Area[3]	Net Sales
	Reported	Acquisitions and Divestitures	Foreign Exchange	Organic[2]
United States	7%	—%	—%	7%
Developed International	9%	—%	10%	19%
Germany	13%	—%	14%	26%
Australia	15%	—%	1%	16%
United Kingdom	(8)%	—%	10%	2%
France	(24)%	—%	9%	(15)%
Canada	34%	—%	8%	41%
Rest of Developed International	32%	—%	15%	47%
Emerging	17%	—%	16%	34%
Mexico	13%	—%	(3)%	10%
Poland	6%	—%	18%	24%
Brazil	34%	—%	6%	39%
Chile	91%	—%	—%	91%
Rest of Emerging	14%	—%	32%	47%
Travel Retail	77%	—%	8%	85%
Non-branded and bulk	7%	23%	1%	32%
Total	11%	—%	6%	17%

See "Note 2 - Non-GAAP Financial Measures" for details on our use of Non-GAAP financial measures, how these measures are calculated and the reasons why we believe this information is useful to readers.
Note: Totals may differ due to rounding

Schedule D
Brown-Forman Corporation
Supplemental Geographic, Product, and Operations Information (Unaudited)
Three Months Ended July 31, 2022

Estimated Net Change in Distributor Inventories[3]
Geographic Area[3] - Net Sales
United States	5%
Developed International	2%
Emerging	8%
Travel Retail	25%
Non-Branded and Bulk	—%
Brand[3] - Net Sales
Whiskey	9%
JDTW	5%
JDTH	22%
Gentleman Jack	15%
JDTF	24%
JDTA	(14)%
Woodford Reserve	21%
Old Forester	17%
Rest of Whiskey	(3)%
Ready-to-drink	—%
JD RTD/RTP	—%
New Mix	—%
Tequila	(4)%
Herradura	6%
el Jimador	(5)%
Wine	(12)%
Vodka (Finlandia)	(6)%
Rest of Portfolio	23%
Non-branded and bulk	—%
Statement of Operations Line Items
Net Sales	5%
Cost of Sales	2%
Gross Profit	7%
Operating Income	13%

A positive difference is interpreted as a net increase in distributors’ inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories.
Note: Totals may differ due to rounding

Note 1 - Percentage growth rates are compared to the same prior-year periods, unless otherwise noted.

Note 2 - Non-GAAP Financial Measures
Use of Non-GAAP Financial Information. We use some financial measures in this report that are not measures of financial performance under U.S. generally accepted accounting principles (GAAP). These non-GAAP measures, defined below, should be viewed as supplements to (not substitutes for) our results of operations and other measures reported under GAAP. Other companies may not define or calculate these non-GAAP measures in the same way. Reconciliations of these non-GAAP measures to the most closely comparable GAAP measures are presented on Schedules A, B, and C of this press release.
“Organic change” in measures of statements of operations. We present changes in certain measures, or line items, of the statements of operations that are adjusted to an “organic” basis. We use “organic change” for the following measures of the statements of operations: (a) organic net sales; (b) organic cost of sales; (c) organic gross profit; (d) organic advertising expenses; (e) organic selling, general, and administrative (SG&A) expenses; (f) organic other expense (income) net; (g) organic operating expenses*; and (h) organic operating income. To calculate these measures, we adjust, as applicable, for (1) acquisitions and divestitures, (2) foreign exchange, and (3) impairment charges. We explain these adjustments below.

•“Acquisitions and divestitures.” This adjustment removes (a) the gain or loss recognized on sale of divested brands, (b) any non-recurring effects related to our acquisitions and divestitures (e.g., transaction, transition, and integration costs), and (c) the effects of operating activity related to acquired and divested brands for periods not comparable year over year (non-comparable periods). Excluding non-comparable periods allows us to include the effects of acquired and divested brands only to the extent that results are comparable year over year.
During fiscal 2021, we sold our Early Times, Canadian Mist, and Collingwood brands and related assets, and entered into a related transition services agreement (TSA) for these brands. This adjustment removes the net sales and operating expenses recognized pursuant to the TSA for the non-comparable period, which is activity during the first quarter of fiscal 2022. We believe this adjustment allows for us to better understand our organic results on a comparable basis.
•“Foreign exchange.” We calculate the percentage change in certain line items of the statements of operations in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant-dollar basis, as fluctuations in exchange rates can distort the organic trend both positively and negatively. (In this press release,“dollar” always means the U.S. dollar unless stated otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current-year results at prior-year rates and remove transactional and hedging foreign exchange gains and losses from current- and prior-year periods.
•“Impairment charges.” This adjustment removes the impact of impairment charges from our results of operations. During the first quarter of fiscal 2022, we recognized a non-cash impairment charge of $6 million for certain fixed assets. We believe that this adjustment allows for us to better understand our organic results on a comparable basis.
We use the non-GAAP measure “organic change”, along with other metrics, to: (a) understand our performance from period to period on a consistent basis; (b) compare our performance to that of our competitors; (c) calculate components of management incentive compensation; (d) plan and forecast; and (e) communicate our financial performance to the Board of Directors, stockholders, and investment community. We have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. We believe these non-GAAP measures are useful to readers and investors because they enhance the understanding of our historical financial performance and comparability between periods. When we provide guidance for organic change in certain measures of the statements of operations we do not provide guidance for the corresponding GAAP change because the GAAP measure will include items that are difficult to quantify or predict with reasonable certainty, such as foreign exchange, which could have a significant impact to our GAAP income statement measures.

*Organic operating expenses include organic advertising expenses, organic SG&A expenses, and organic other expenses (income), net.

As of the third quarter ended January 31, 2022, we changed certain non-GAAP financial measures that we have historically used. We no longer report “underlying changes” in certain measures of the statements of operations; instead, we now report “organic change” for certain measures of the statements of operations. “Organic change” includes all of the non-GAAP adjustments that we have historically made in adjusting GAAP to “underlying change” results, except that “organic change” does not include an adjustment for “estimated net change in distributor inventories,” which reflected the estimated net effect of changes in distributor inventories on changes in certain line items of the statements of operations. This change to our non-GAAP financial measures was in response to comments from and discussions with the Staff of the Securities and Exchange Commission.

Although we no longer provide non-GAAP financial measures that adjust for “estimated net change in distributor inventories,” we still believe that our results are affected by changes in distributor inventories, particularly in our largest market, the United States, where the spirits industry is subject to regulations that essentially mandate a so-called “three-tier system,” with a value chain that includes suppliers, distributors and retailers. Accordingly, we continue to provide information concerning fluctuations in distributor inventories. We believe such information is useful in understanding our performance and trends as it provides relevant information regarding customers’ demand for our products.

Note 3 - Definitions
From time to time, to explain our results of operations or to highlight trends and uncertainties affecting our business, we aggregate markets according to stage of economic development as defined by the International Monetary Fund (IMF), and we aggregate brands by beverage alcohol category. Below, we define the geographic and brand aggregations used in this release.
In Schedule C and Schedule D, we provide supplemental information for our largest markets ranked by percentage of total fiscal 2022 reported net sales. Due to our decision to suspend commercial operations in Russia, it is no longer considered one of our largest markets. In addition to markets that are listed by country name, we include the following aggregations:
•“Developed International” markets are “advanced economies” as defined by the IMF, excluding the United States. Our largest developed international markets are Germany, Australia, the United Kingdom, France, and Canada. This aggregation represents our net sales of branded products to these markets.
•“Emerging” markets are “emerging and developing economies” as defined by the IMF. Our largest emerging markets are Mexico, Poland, Brazil, and Chile. This aggregation represents our net sales of branded products to these markets.
•“Travel Retail” represents our net sales of branded products to global duty-free customers, other travel retail customers, and the U.S. military, regardless of customer location.
•“Non-branded and bulk” includes our net sales of used barrels, contract bottling, and bulk whiskey and wine, regardless of customer location.
Brand Aggregations.
In Schedule B and schedule D, we provide supplemental information for our largest brands ranked by percentage of total fiscal 2022 reported net sales. In addition to brands that are listed by name, we include the following aggregations outlined below.
Beginning in fiscal 2023, we added “Ready-to-Drink” as a brand aggregation due to its contribution to our growth in recent years and industry-wide category growth trends. “Whiskey” no longer contains Jack Daniel’s ready-to-drink (RTD) and ready-to-pour (RTP), and “Tequila” no longer includes New Mix. These brands are now included in the “Ready-to-Drink” brand aggregation.
•“Whiskey” includes all whiskey spirits and whiskey-based flavored liqueurs. The brands included in this category are the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below), the Woodford Reserve family of brands (Woodford Reserve), the Old Forester family of brands (Old Forester), GlenDronach, Benriach, Glenglassaugh, Slane Irish Whiskey, and Coopers’ Craft.

•“American whiskey” includes the Jack Daniel’s family of brands (excluding the “Ready-to-Drink” products defined below) and premium bourbons (defined below).
•“Premium bourbons” includes Woodford Reserve, Old Forester, and Coopers’ Craft.
•“Super-premium American whiskey” includes Woodford Reserve, Gentleman Jack, and other super-premium Jack Daniel's expressions.
•“Ready-to-Drink” includes all ready-to-drink (RTD) and ready-to-pour (RTP) products. The brands included in this category are Jack Daniel’s RTD and RTP products (JD RTD/RTP), New Mix, and other RTD/RTP products.
•“Jack Daniel’s RTD and RTP” products include all RTD line extensions of Jack Daniel’s, such as Jack Daniel’s & Cola, Jack Daniel’s Country Cocktails, Jack Daniel’s Double Jack, and other malt- and spirit-based Jack Daniel’s RTDs along with Jack Daniel’s Winter Jack RTP.
•“Tequila” includes the Herradura family of brands (Herradura), el Jimador, and other tequilas.
•“Wine” includes Korbel California Champagne and Sonoma-Cutrer wines.
•“Vodka” includes Finlandia.
•“Non-branded and bulk” includes our net sales of used barrels, contract bottling, and bulk whiskey and wine.
•“Jack Daniel’s family of brands” includes Jack Daniel’s Tennessee Whiskey (JDTW), Jack Daniel’s RTD and RTP products (JD RTD/RTP), Jack Daniel’s Tennessee Honey (JDTH), Gentleman Jack, Jack Daniel’s Tennessee Fire (JDTF), Jack Daniel’s Tennessee Apple (JDTA), Jack Daniel’s Single Barrel Collection (JDSB), Jack Daniel’s Tennessee Rye Whiskey (JDTR), Jack Daniel’s Sinatra Select, Jack Daniel’s Bonded, Jack Daniel’s No. 27 Gold Tennessee Whiskey, Jack Daniel’s Bottled-in-Bond, Jack Daniel’s 10 Years Old, and Jack Daniel’s Triple Mash.
Other Metrics.
•“Shipments.” We generally record revenues when we ship or deliver our products to our customers. In this document, unless otherwise specified, we refer to shipments when discussing volume.
•“Depletions.” This is a term commonly used in the beverage alcohol industry to describe volume. Depending on the context, depletions usually means either (a) our shipments directly to retail or wholesale customers for owned distribution markets or (b) shipments from our distributor customers to retailers and wholesalers in other markets. We believe that depletions measure volume in a way that more closely reflects consumer demand than our shipments to distributor customers do.
•“Consumer takeaway.” When discussing trends in the market, we refer to consumer takeaway, a term commonly used in the beverage alcohol industry that refers to the purchase of product by consumers from retail outlets, including products purchased through e-premise channels, as measured by volume or retail sales value. This information is provided by third parties, such as Nielsen and the National Alcohol Beverage Control Association (NABCA). Our estimates of market share or changes in market share are derived from consumer takeaway data using the retail sales value metric. We believe consumer takeaway is a leading indicator of how consumer demand is trending.
•“Estimated net change in distributor inventories.” We generally recognize revenue when our products are shipped or delivered to customers. In the United States and certain other markets, our customers are distributors that sell downstream to retailers and consumers. We believe that our distributors’ downstream sales more closely reflect actual consumer demand than do our shipments to distributors. Our shipments increase distributors’ inventories, while distributors’ depletions (as described above) reduce their inventories. Therefore, it is possible that our shipments do not coincide with distributors’ downstream depletions and merely reflect changes in distributors’ inventories. Because changes in distributors’ inventories could affect our trends, we believe it is useful for investors to understand those changes in the context of our operating results.
We perform the following calculation to determine the “estimated net change in distributor inventories”:

•For both the current-year period and the comparable prior-year period, we calculate a “depletion-based” amount by (a) dividing the organic dollar amount (e.g. organic net sales) by the corresponding shipment volumes to arrive at a shipment per case amount, and (b) multiplying the resulting shipment per case amount by the corresponding depletion volumes. We subtract the year-over-year percentage change of the “depletion-based” amount from the year-over-year percentage change of the organic amount to calculate the “estimated net change in distributor inventories.”
•A positive difference is interpreted as a net increase in distributors’ inventories, which implies that organic trends could decrease as distributors’ reduce inventories; whereas, a negative difference is interpreted as a net decrease in distributors’ inventories, which implies that organic trends could increase as distributors rebuild inventories.